UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2024

Phunware Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37862	30-1205798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1002 West Avenue
Austin, Texas		78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 512 693-4199

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On October 24, 2024, Phunware, Inc. (the "Company") delivered notice to Lincoln Park Capital Fund, LLC ("Lincoln Park") terminating the Purchase Agreement, dated August 22, 2023 (the "Purchase Agreement"), with Lincoln Park effective October 25, 2024 (the "Termination Date"). The Purchase Agreement provided that, upon the terms and subject to the conditions and limitations set forth therein, the Company had the right to sell to Lincoln Park up to $30 million of shares of the Company's common stock, par value $0.0001 per share ("Common Stock"), from time to time over the 24-month term of the Purchase Agreement. The Purchase Agreement provided the Company could terminate the Purchase Agreement for any reason or for no reason with one business day notice to Lincoln Park. Certain provisions in the Purchase Agreement survive termination, as more fully described in the Purchase Agreement. From August 22, 2023 through the Termination Date, the Company sold 164,106 shares of Common Stock under the Purchase Agreement, which is inclusive of 27,211 shares of Common Stock issued to Lincoln Park as consideration for entering into the Purchase Agreement. The Company generated proceeds of approximately $978,000 from the sales of Common Stock to Lincoln Park.

The description above of the Purchase Agreement contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the copy of the Purchase Agreement filed as Exhibit 10.1 to the Current Report on Form 8-K on August 23, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phunware, Inc.

Date:	October 28, 2024	By:	/s/ Troy Reisner
Troy Reisner Chief Financial Officer